Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 9, 2026, is entered into by and among Universal Health Services, Inc., a Delaware corporation (“Parent”), and the Persons executing this Agreement as “Holders” on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, UHS Merger Subsidiary, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Talkspace, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, as of the date hereof, each Holder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and is entitled to dispose and vote, the number of shares of (a) Company Common Stock and (b) other securities (including Company Warrants) convertible into, or exercisable or exchangeable for, shares of Company Common Stock (such shares described in the foregoing clauses (a) and (b), the “Shares”) set forth next to such Holder’s name on Schedule A attached hereto (the “Existing Shares”); and

WHEREAS, as a material inducement to Parent to enter into the Merger Agreement, Parent has requested each Holder to agree, and each Holder (in such Holder’s capacity as a record or beneficial owner of the Subject Shares) has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Subject Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01          Definitions.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

“New Shares” means any shares of Company Common Stock that a Holder or its Affiliates purchases or with respect to which a Holder or its Affiliates otherwise acquires record or beneficial ownership of, on or after the date of this Agreement and prior to the valid termination of this Agreement in accordance with Section 5.13, including any shares issued or issuable upon the conversion, vesting, exercise or exchange, as the case may be, of all securities (including Company Warrants) held by a Holder that are convertible into, or exercisable or exchangeable for, shares of Company Common Stock.

“Subject Shares” means, collectively, the Existing Shares and the New Shares.

Section 1.02          Interpretation.

(a)          When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Section or Article, such reference shall be to the corresponding Section or Article of this Agreement unless otherwise indicated.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of Each Holder

Each Holder hereby represents and warrants, severally and not jointly, to Parent that:

Section 2.01          Organization.  If such Holder is not an individual, such Holder is duly formed, organized or incorporated, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its formation, organization or incorporation.

Section 2.02          Ownership of Subject Shares.  Except to the extent any Existing Shares or New Shares are Transferred in accordance with Section 4.03, the Existing Shares are currently and during the term of this Agreement will be, and the New Shares will be, beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) or owned of record by such Holder.  Such Holder is the record or beneficial owner of, and has, with respect to such Holder’s Existing Shares, and will have with respect to such Holder’s New Shares, good and marketable title to, such Holder’s Subject Shares, free and clear of all Encumbrances, except for any Encumbrances as (a) may be created or imposed pursuant to this Agreement, the organizational documents of the Company, or the Securities Act or other applicable securities Laws or (b) expressly contemplated by the Merger Agreement.  Such Holder does not, and will not, legally or beneficially own (within the meaning of Section 13 of the Exchange Act) any Shares or other securities in the Company (or any of the Company’s Subsidiaries) other than the Subject Shares.  Except as contemplated by this Agreement, such Holder has and will have during the term of this Agreement the sole right to vote (including the right to control such vote as contemplated herein) such Holder’s Subject Shares, and no Subject Share of such Holder is subject to any voting trust or other agreement with respect to the voting thereof.  Such Holder has and will have during the term of this Agreement the sole right to dispose of such Holder’s Subject Shares and the sole power to issue instructions with respect to the matters set forth herein, and the sole power to agree to all of the matters set forth in this Agreement, with no restrictions, subject to the Securities Act and other applicable securities Laws, on such Holder’s rights of disposition of such Holder’s Subject Shares.  Except as contemplated by this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Holder to sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise (collectively, “Transfer”), or cause to be Transferred any such Holder’s Subject Shares or otherwise relating to the Transfer of any such Holder’s Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire beneficial ownership of any of such Subject Shares of such Holder.

Section 2.03          Authority; Execution and Delivery; Enforceability.  If such Holder is not an individual, such Holder has all necessary power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder and the execution and delivery by such Holder of this Agreement and the performance by such Holder of such Holder’s obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of such Holder is necessary to authorize the execution and delivery of this Agreement or the performance by such Holder of such Holder’s obligations hereunder.  If such Holder is an individual, such Holder has the requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Holder’s obligations under this Agreement. If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.  If such Holder is married and any of such Holder’s Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid, binding and enforceable, this Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of, such Holder’s spouse, enforceable in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

Section 2.04          No Conflicts; Governmental Approvals.

(a)          Neither the execution and delivery of this Agreement by such Holder, nor the performance or compliance by such Holder with any of the terms or provisions hereof, will (i) if such Holder is not an individual, conflict with or violate any provision of the organizational documents of such Holder or (ii)(A) assuming that the actions described in Section 2.04(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to such Holder or by which such Holder’s assets or properties are bound or (B) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of such Holder (including such Holder’s Subject Shares) pursuant to, any note, bond, mortgage, indenture, contract (whether written or oral), agreement, lease, license, permit, franchise or other instrument or obligation to which such Holder is a party or by which such Holder or any of such Holder’s assets or properties is bound, except for any of the foregoing as would not individually or in the aggregate, reasonably be expected to prevent or materially impair or interfere with the ability of such Holder to perform such Holder’s obligations hereunder in any material respect or consummate the transactions contemplated hereby on a timely basis.

(b)          No consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Holder or the performance by such Holder of such Holder’s obligations hereunder, other than filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act and other applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

Section 2.05          Litigation.  As of the date hereof, there is no pending or, to the knowledge of such Holder, threatened in writing, legal, civil, criminal or administrative Action against such Holder except as would not, individually or in the aggregate, be reasonably expected to prevent or materially impair or interfere with the ability of such Holder to perform such Holder’s obligations hereunder in any material respect or consummate the transactions contemplated hereby on a timely basis.  There is no outstanding Judgment imposed upon such Holder or any of such Holder’s Affiliates except as would not, individually or in the aggregate, be reasonably expected to prevent or materially impair or interfere with the ability of such Holder to perform such Holder’s obligations hereunder in any material respect on a timely basis.

Section 2.06          Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or, to the knowledge of such Holder, on behalf of such Holder.

Section 2.07          Parent Reliance; Merger Agreement Governs.  Such Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Holder and the representations, warranties and covenants of such Holder contained herein.  The Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE III

Representations and Warranties of Parent

Parent hereby represents and warrants to the Holders that:

Section 3.01          Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02          Authority; Execution and Delivery; Enforceability.  Parent has all necessary power and authority to execute and deliver this Agreement and to perform Parent’s obligations hereunder.  The execution and delivery by Parent of this Agreement and the performance by Parent of Parent’s obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the performance by Parent of Parent’s obligations hereunder.  This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Holders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

ARTICLE IV

Covenants of Holders

Section 4.01          Agreement to Vote.

(a)          Subject to the terms of this Agreement, each Holder irrevocably and unconditionally agrees that at the Company Stockholders’ Meeting or at any other meeting of the Company’s stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof) and, with respect to the matters described below in clauses (ii)(A) through (ii)(D), in connection with any action proposed to be taken by written consent of the Company’s stockholders:  (i) when such a meeting of the Company’s stockholders is held, such Holder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and, if applicable, vote in favor of any proposal to adjourn, recess or postpone any meeting of the Company’s stockholders at which the Merger Agreement or any other actions contemplated by the Merger Agreement is submitted for the consideration and vote of the Company’s stockholders to a later date if there are not proxies representing a sufficient number of shares of Company Common Stock to approve such matters on the date on which the meeting is held, and (ii) such Holder shall vote or cause to be voted at any such meeting (and at every postponement, recess or adjournment thereof), or execute and deliver or cause to be executed and delivered a written consent with respect to, all of such Holder’s Subject Shares (A) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the Company’s stockholders is requested; (B) in favor of adoption of any proposal in respect of which the Board of Directors of the Company has (1) determined is reasonably necessary to facilitate any of the transactions contemplated by the Merger Agreement, (2) disclosed the determination described in the foregoing clause (1) in the Proxy Statement or other written materials disseminated to the Company’s stockholders and (3) recommended to be adopted or approved by the Company’s stockholders; (C) in favor of any proposal (to the extent permitted by the Merger Agreement) to adjourn, recess or postpone the applicable meeting; and (D) against (1) any Takeover Proposal, whether or not constituting a Superior Proposal and (2) any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries or any of the Affiliated Professional Entities that would reasonably likely be intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, affect in an adverse manner or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(b)          Each Holder hereby covenants and agrees that such Holder shall not (i) enter into any agreement or undertaking (including any agreement or undertaking with a Person to vote or give instructions in a manner inconsistent with this Section 4.01) or (ii) take any action or commit or agree to take any action, that would reasonably be expected to materially prevent, impair or interfere with such Holder’s ability to perform any of such Holder’s obligations pursuant to this Agreement.

(c)          Each Holder hereby revokes (and agrees to cause to be revoked) any and all proxies, if any, that such Holder has heretofore granted with respect to such Holder’s Subject Shares.

(d)          Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Holders.  Furthermore, nothing contained in this Agreement shall require the Holders to:  (i) convert, exercise or exchange any option or convertible securities in order to obtain any underlying Shares or (ii) vote, or execute any consent with respect to, any Shares underlying such options or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

Section 4.02          Proxy Card.  Each Holder shall promptly (but in any event no later than five (5) Business Days prior to the Company Stockholders’ Meeting) execute and deliver to the Company or the Company’s proxy solicitor (or cause the holders of record of such Holder’s Subject Shares to execute and deliver to the Company or the Company’s proxy solicitor) any proxy card or voting instructions such Holder receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 4.01(a) which shall be voted in the manner described in Section 4.01(a), and such proxy card or voting instructions shall not be amended, withdrawn or rescinded.

Section 4.03          Transfer and Other Restrictions.  Prior to the Termination Date, each Holder shall not, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Shares to any Person, (b) tender into any tender or exchange offer any Subject Shares, whether voluntarily, involuntarily, by operation or otherwise or (c) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney or any other Contract, option or other arrangement or understanding with respect to the tendering, voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) with respect to any Subject Shares, or deposit any Subject Shares into a voting trust.  Notwithstanding the immediately preceding sentence, this Section 4.03 shall not prohibit (i) a Transfer of any Subject Shares by a Holder (A) if such Holder is an individual, to any immediate family member, including any spouse, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild, or lineal descendant or antecedent of such Holder or a trust for the benefit of any such family member or lineal descendant or antecedent, (B) to any corporation, limited liability company, or partnership, the stockholders, members, and general and limited partners of which include only the persons named in the preceding clause (i)(A) or (C) to any person or entity if and solely to the extent required by any non-consensual, final and non-appealable Judgment, by divorce decree or by will or intestacy, or (D) as Parent may agree (prior to such Transfer) in writing in Parent’s sole and absolute discretion, so long as and only if, in the case of each of the foregoing clauses (i)(A) through (i)(D), the assignee or transferee of such Subject Shares agrees to be bound by the terms of this Agreement to the same effect as such Holder and executes and delivers to Parent a written consent and joinder memorializing such agreement in form reasonably acceptable to Parent, (ii) (A) the net settlement of such Holder’s options to purchase shares of Company Common Stock (to pay the exercise price thereof and any tax withholding obligations), (B) the net settlement of such Holder’s Company RSU settled in shares of Company Common Stock (to pay any tax withholding obligations), (C) the exercise of such Holder’s Company Stock Options, to the extent such Company Stock Options would expire prior to the Effective Time, or (D) the sale of a sufficient number of shares of Company Common Stock acquired upon exercise of such Holder’s Company Stock Options pursuant to the foregoing clause (ii)(C) or upon the settlement of such Holder’s Company RSU, in each case as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such Company Stock Options and the taxes payable by such Holder as a result of such exercise or settlement, or (iii) in the case of Douglas Braunstein individually, the transfer of up to [*] Subject Shares to one or more charitable trusts (which charitable trusts shall not be required to be bound by the terms of this Agreement).  Any attempted Transfer of, or other action with respect to, Subject Shares or any interest therein in violation of this Section 4.03 shall be null and void ab initio.

Section 4.04          Stock Dividends, etc.  If, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Existing Shares,” “New Shares” and “Subject Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 4.05          Waiver of Appraisal Rights.  Each Holder hereby irrevocably and unconditionally waives, and shall cause to be waived, any and all rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that such Holder may have under applicable Law.  In addition, each Holder agrees not to demand or commence any appraisal proceeding under Section 262 of the DGCL with respect to such Holder’s Subject Shares.

Section 4.06          Disclosure.  Each Holder hereby authorizes the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the filings required under applicable Law in connection with the Merger and any transactions contemplated by the Merger Agreement, each Holder’s identity and ownership of the Subject Shares and the nature of each Holder’s obligations under this Agreement after providing each Holder with a reasonable opportunity to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) such publication or disclosure prior to any such publication or disclosure.  Parent hereby authorizes each Holder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.  Parent will not make any other disclosures regarding any Holder in any press release or otherwise without the prior written consent of such Holder (such approval not to be unreasonably withheld, conditioned or delayed).

Section 4.07          Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Holder solely in its capacity as a holder of Shares and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights, obligations and actions of (a) such Holder in such Holder’s capacity as an officer, director or employee of the Company and (b) any officer or director or designee of the Holders or their Affiliates serving on the Board of Directors of the Company from taking any action in his or her capacity as a director or officer of the Company or voting or providing written consent as a director of the Company in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.  However, for the avoidance of doubt, except as expressly provided otherwise in this Agreement, an Adverse Recommendation Change shall not relieve any such Holder of any obligation hereunder with respect to the Shares beneficially owned by such Holder or any New Shares.

Section 4.08          Additional Existing Shares.  Each Holder shall provide as promptly as reasonably practicable written notice to Parent of any additional Shares of which such Holder becomes the “beneficial owner” after the date hereof and during the term of this Agreement.  Each Holder agrees that New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if such New Shares constituted Existing Shares on the date hereof.

Section 4.09          No Participation in Litigation.  Each Holder hereby agrees not to commence or participate in, and agrees to use reasonable best efforts to, if requested by Parent, take all actions necessary to opt out of any class in any class action with respect to, any claim, action, litigation or proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates or any of the Affiliated Professional Entities relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim, action, litigation or proceeding (a) challenging the validity, or seeking to enjoin the operation, of any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any members of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that the foregoing shall not restrict such Holder from enforcing any of his, her or its rights under the Merger Agreement or this Agreement.

ARTICLE V

General Provisions

Section 5.01          Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (unless an automated message indicating non-delivery is received with respect thereto) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

c/o Universal Health Services, Inc.
367 South Gulph Road
King of Prussia, PA 19406
Attention: Matthew D. Klein, Senior Vice President and General Counsel
Email: [*]

with a copy (which will not constitute notice) to:

McDermott Will & Schulte LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606
Attention: Eric Orsic
Email: eorsic@mcdermottlaw.com

If to any Holder, to:

The address set forth next to such Holder on Schedule A

with a copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Minh Van Ngo
Andrew M. Wark
Email:	mngo@cravath.com
awark@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be in writing and shall be deemed to have been received on the earliest of (i) the date when personally delivered, (ii) the date when transmitted via electronic e-mail address (unless an automated message indicating non-delivery is received with respect thereto) or (iii) the next succeeding Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service.

Section 5.02          Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy (as determined by a final judgement), all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 5.03          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of law or otherwise, except (a) by any Holder (i) with the prior written consent of Parent or (ii) to a transferee of such Holder’s Shares in accordance with Section 4.03, or (b) by Parent (i) to any of Parent’s Affiliates or (ii) with the prior written consent of a majority (in terms of aggregate voting power) of the Subject Shares of the Holders; provided, that, in the case of clauses (a) and (b), any such assignment will not relieve the assigning party of its obligations under this Agreement.  Any assignment in contravention of the preceding sentence shall be null and void ab initio.

Section 5.04          Entire Agreement; No Third Party Beneficiaries.  This Agreement (including Schedule A and the other documents delivered pursuant hereto) constitutes the entire agreement and supersedes all prior representations, conditions, agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that, the Company shall be a third-party beneficiary of, and entitled to enforce the provisions of, Section 4.09.

Section 5.05          Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

Section 5.06          Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic signature, PDF or electronic mail with .pdf attachments), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.07          Jurisdiction; Service of Process.  The parties hereto agree that any action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any action or proceeding, any state or federal court within the State of Delaware).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts.  Each party hereto agrees that notice or the service of process upon such party in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 5.01 or in any other manner permitted by law.

Section 5.08          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.08.

Section 5.09          Specific Performance.

(a)          The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole.  It is accordingly agreed that (i) each party hereto shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action without the posting of a bond or undertaking, and (ii) the parties hereto shall, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement, including any requirement for the securing or posting of any bond in connection with such remedy.

(b)          Notwithstanding the parties’ rights to specific performance pursuant to Section 5.09(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.  Any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 5.10          Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time.  The failure of any party to assert any rights or remedies under this Agreement will not constitute a waiver of such rights or remedies.  Any extension or waiver with respect to this Agreement will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 5.11          Expenses.  Except as set forth herein or the Merger Agreement, each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers and accountants) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby.

Section 5.12          Further Assurances.  Each Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement and the Merger Agreement.

Section 5.13          Termination.  This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) with respect to any Holder, the mutual written agreement of such Holder and Parent and (d) the entry, without the prior written consent of the Holders, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Holders pursuant to the Merger Agreement as in effect on the date hereof (the date on which termination would occur pursuant to any of the foregoing clauses (a) through (d), the “Termination Date”).  In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Parent or the applicable Holders, other than liability for any knowing intentional and material breach of this Agreement prior to such Termination Date; provided, that the provisions set forth in Article V shall survive the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

HOLDERS: HEC MASTER FUND LP BY: HEC PERFORMANCE GP LLC, ITS GENERAL PARTNER BY: HEC MANAGEMENT GP LLC, ITS MANAGING MEMBER BY: DOUGLAS L. BRAUNSTEIN, ITS MANAGING MEMBER

By:	/s/ Douglas L. Braunstein
	Name:	Douglas L. Braunstein

DOUGLAS L. BRAUNSTEIN

By:	/s/ Douglas L. Braunstein
	Name:	Douglas L. Braunstein

BRAUNSTEIN 2015 TRUST

By:	/s/ Douglas L. Braunstein
	Name:	Douglas L. Braunstein

[Signature Page to Voting Agreement]